FHLBanks’ Joint Capital Enhancement Agreement

Dear (name):

I am pleased to announce that the 12 Federal Home Loan Banks have entered into a Joint Capital Enhancement Agreement intended to enhance the capital position of each individual FHLBank and the FHLBank System as a whole. The FHLBanks’ Resolution Funding Corporation (REFCorp) obligations are expected to be fully satisfied during the 2011 calendar year, and the intent of the agreement is to allocate that portion of the FHLBanks’ earnings historically paid to satisfy their REFCorp obligations to a separate restricted retained earnings account at each FHLBank.

Each FHLBank is currently required to contribute 20% of its earnings toward payment of interest on REFCorp bonds. The agreement provides that, upon full satisfaction of that obligation, each FHLBank will contribute 20% of its net income each quarter to a separate restricted retained earnings account until the balance of that account equals at least 1% of that FHLBank’s average balance of outstanding consolidated obligations for the previous quarter. The new retained earnings account is modeled on the reserve accounts held by the FHLBanks prior to 1989, when the Federal Home Loan Bank Act required each FHLBank to allocate 20% of its net income to a legal reserve account.

The agreement will benefit FHLBank members by helping to ensure access to liquidity from each FHLBank during times of stress by further strengthening the balance sheet of each FHLBank. The creation of an additional buffer on each FHLBank’s balance sheet to help absorb potential losses will also provide additional protection for each member’s capital stock investment in its FHLBank. The agreement also serves to provide all FHLBanks and their members greater assurances that each FHLBank will enhance its capacity to absorb unforeseen future losses. Additionally, it will provide even greater security and certainty to FHLBank debt investors; strengthen the long-term viability of Affordable Housing Program (AHP) grants to nonprofits; and reduce further the potential that FHLBanks will ever require taxpayer assistance.

The agreement is a positive example of how the FHLBanks are focusing on the importance of building capital strength for safety and soundness. It is a unified plan that demonstrates our commitment to the mission of the FHLBanks — staying strong and serving community lenders as a dependable source of funds for housing, jobs and growth.

For more information about the agreement, please refer to the Joint Capital Enhancement Agreement Q&A, which is available on our Web site, or refer to our March 1, 2011, SEC filing. If you have any questions, please contact Dave Fisher, senior executive vice president and chief operating officer, or Dan Hess, senior vice president and director of Member Products, at 800.933.2988.

Sincerely,

Andrew J. Jetter
President and CEO, FHLBank Topeka